UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 1, 2018
BLOX, INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
#202, 5626 Larch Street, Vancouver, British Columbia	V6M 4E1
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(604) 696-4236
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Blox, Inc. (“Blox”) completed a non-brokered US$1,500,000 private placement on April 26, 2018 as required pursuant to the Share Purchase Agreement dated June 22, 2013 between Blox and Waratah Investments Limited (“Waratah”), whereby Blox agreed to purchase all of Waratah’s right, title, and interest in the Quivira Gold shares, of which Waratah holds 100% of the outstanding shares.

Among other conditions, one of the conditions of closing the Share Purchase Agreement was the completion of a private placement of up to US$1,500,000 in units at a price of US$0.05 per Unit (the “Private Placement”).

Blox has now issued 30,000,000 units (the “Units”) at a price of US$0.05 per unit for aggregate gross proceeds of US$1,500,000.  US$1,100,000 of the proceeds were advanced as non-interest bearing loans since 2014 and were utilized to cover general and administrative expenses, as well as to carry out exploration work on Blox’s mineral properties.  The remaining balance of US$400,000 has now been received.  Each Unit consists of one common share and one share purchase warrant entitling the holder thereof to purchase one additional common share at a price of $0.05 per share for a term of five years expiring on April 26, 2023.

Blox intends to use the remaining proceeds of the Placement (i) to carry out further infill and exploration drilling at its Mansounia Gold Project in Guinea and to initiate pitting and trenching programs at its three concessions in the Birim Region of Ghana; (ii) to make a strategic investment in a potential joint venture partner; and (iii) for general and administrative expenses, including repayment of certain outstanding liabilities.

The Company issued the shares and warrants underlying the foregoing units and the foregoing finder’s warrants in reliance on the exemptions from registration provided by Rule 903 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) for offers and sales outside of the United States.  The Company’s reliance on Rule 903 was based on the fact that the securities were sold in “offshore transactions”, as defined in Rule 902(h) of Regulation S.  The Company did not engage in any directed selling efforts in the United States in connection with the sale of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.
/s/ Trevor Pickett
Trevor Pickett
Interim CEO
Date: May 1, 2018

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